Exhibit 10.1

To: Yaniv Arieli
Date: August 18th, 2005

Dear Employee,

Personal and Special Employment Agreement (“Special Agreement”)

We are pleased to extend an offer of employment to you at Ceva D.S.P Ltd. (the “Company”), as a new employee of the Company for every purpose and matter and this commencing on August 1st, 2005.

You shall be employed by the Company in the position of: CFO

You shall be subject and report to CEO or any other officer as the Company decides and directs from time to time. For the avoidance of any doubt, it is hereby expressed that the Company may alter your position and subordination, at its discretion.

1.	Salary and Overtime Pay

a.
As compensation for your performance, the Company shall pay you a basic gross annual salary of 126,000 USD (the “Salary”), which shall be paid in NIS according to the exchange rate of the USD at the day of the payment.

b.
In addition to the Salary, you shall be paid annually, the gross amount of 14,000 USD, which shall be paid in NIS according to the exchange rate of the USD at the day of the payment, as global consideration for any overtime you may work beyond the Company customary working hours for employees of your position, and this, irrespective of the actual overtime worked (the "Overtime Pay").

c.
The above-mentioned Salary and Overtime Pay includes a cost-of-living supplement based on the cost of living index most recently published prior to the date of this Agreement, and shall be updated in accordance with the adjustments applicable by the law from time to time.

For the avoidance of any doubt, it is hereby expressed that the aforementioned Salary and Overtime Pay constitutes the overall consideration for your work and in view of your position and status you shall not be entitled to any additional consideration, of any form, for your work during overtime hours and on weekends or holidays, insofar as required of you.

2.	Employment Period and Termination Thereof

2.1	Your employment with the Company shall commence on the date specified in the Special Agreement, and shall not be limited in time.

2.2
In the event that the duration of your employment with the Company shall exceed a period of three (3) months, your employment may be terminated by either party at any time for any reason pursuant to the delivery of 6 months prior written notice by the terminating party (the “Notice Period”).

2.3	The provisions of Section 3 of Appendix "A" attached hereto shall apply to the terms of termination of your employment.

3.	Company Car

You shall be entitled to a Company car in accordance with the Company’s internal policies. The Company shall bear all expenses relating to the use and maintenance of the car, excluding taxes imposed on you as a result of the car being placed at your disposal pursuant to the instructions of the Israeli tax authorities and excluding fines and/or parking tickets.

Upon the termination of your employment for any reason, with or without cause, you shall be obligated to return the car to the Company in a proper state of repair. For the avoidance of doubt, it is hereby clarified that you shall not be entitled to place a lien on the car to secure any debts or liabilities of the Company to you or in any other instance whatsoever.
And all subjects to Car Procedure plan of the Company.

4.  Working Hours

Your working hours shall be from 08:00 AM - 17:15 PM, including ¾ hour for lunch break, 5 days per week, on a full time job basis.
As aforementioned, you are expected to work during overtime hours if it is so required in order to fulfill your obligations according to this Special Agreement.

5.  Manager’s Insurance Plan and Severance Pay

5.1
Within the framework of the Company policy, the Company shall allocate to a Managers Insurance Policy or to a Pension Fund (the “Insurance Fund”), according to your choice, which shall remain property of the Company, an aggregated amount equal to thirteen and a third percent (13.33%) in the following portions; five percent (5%) of the Salary and the Overtime Pay for pension compensation and eight and a third percent (8.33%) of the Salary and the Overtime Pay to severance compensation. The Company shall deduct from the Salary an aggregated amount equal to five percent (5%) of the Salary and the Overtime Pay for the Insurance Fund.

In addition, the company shall allocate money for disability insurance in accordance with the company’s accepted policies.

5.2	The aforementioned allocations shall be on account of severance pay according to the Severance Pay Law 5723-1963 (the “Severance Pay Law”), if you are entitled to same.

5.3
In the event that the Company terminates your employment, the Company shall release the monies accumulated on your behalf in the Insurance Fund, unless you are not eligible to severance pay under the provisions of the Severance Pay Law and/or you are in breach of your fiduciary duty, including but not limited to a commission of a felonious crime that is connected with your employment and/or you are in breach of Section 3.4 of Appendix "A" attached hereto and/or you are in breach of your obligations re confidentiality, non-competition and intellectual property, as defined in Section 4 of Appendix "A" attached hereto.

5.4
Notwithstanding the provisions of clause 5.3 above, it is hereby clarified that in the event of your resignation from the Company, the Company shall release the monies accumulated on your behalf in the pension component ("tagmulim") within the Insurance Fund (employee's and employer's contributions(, and shall consider, at its sole discretion releasing to you the monies accumulated on your behalf in the severance component within the Insurance Fund, notwithstanding the fact that the Company is not obliged to do so, and in consideration with the circumstances in which your employment was terminated.

6.  Advanced Study Fund

The Company shall make monthly contributions on your behalf to a recognized advanced study fund (the “Study Fund”) in an amount equal to 7.5% of the Salary and the Overtime Pay. In addition, the Company shall deduct 2.5% from the Salary and the Overtime Pay to also be paid to the Study Fund.

7.  Convalescence (“Havra’ah”)

You shall be entitled to 10 convalescence days per year, in accordance with Company's policy (however no less than the quota determined by Israeli Law).

8.  Vacation

8.1	You shall be entitled to an annual 23 working days paid vacation (the "Annual Vacation").

8.2	You will coordinate any vacation of more than 3 days at least one month in advance with your supervisor.

8.3
It is hereby expressed that you must make every effort to exercise your Annual Vacation; however, if you are unable to utilize all the vacation days, you shall be entitled to accumulate the unused balance of the vacation days standing to your credit up to a ceiling of double the number of annual vacation days that you are entitled to accumulate according to Israeli Law (the “Ceiling"), provided that you take at least seven consecutive annual working days vacation.

8.4	If you accumulate vacation days exceeding the Ceiling, the balance shall be redeemed at the beginning of each calendar year.

8.5	The Company may instruct you to use your Annual Vacation, in the event that Company employees are sent by the Company on an organized vacation.

9.  Sick Leave

You shall be entitled to 18 annual paid sick days. All absences must be accompanied by a medical certificate.

Sick leave may be accumulated up to a ceiling of 90 days, but may not be redeemed under any circumstances.

10.    Military Reserve Duty

In the event that you are called to military reserve duty (including a “one-day” military reserve duty), you shall immediately notify the Company, and the Company shall pay you your full consideration for those dates you are called to military reserve duty, provided that you supply the Company with a due certificate in order to receive the amounts due from the National Insurance Institute.

11. Additional Benefits

The management of the Company may recommend to Company's board of directors (the "Board") the grant of options to purchase ordinary shares of the Company, under the Company’s stock option plan valid on the date of grant and subject to the approval of the Board.
It is hereby clarified that the grant of options is subject to the Board’s approval in accordance with the Company's procedures.

For the avoidance of any doubt it is hereby clarified that the aforementioned shall not oblige the Company to recommend to the Board upon such grant, and you shall have no claims or demands had the Company not recommended upon such grant.

12. General

The Company may hold, once a year, a salary review in which it may decide whether to grant a bonus to all or any of its employees at its sole discretion. In the event that such salary review is held, the Company may consider your candidacy to receive such a bonus.

It is hereby clarified that the Company is not obliged to hold such salary review and/or to grant any benefits or bonus to all or any of its employees or to you. Furthermore, you hereby undertake that you shall have no claim or demand in the event that the Company decides not to hold such salary review and/or not to grant any benefits or bonus to all or any of its employees or to you.

13. Confidentiality, Non-Competition/Non-solicitation and Intellectual Property

You hereby declare, that you are obliged to the provisions of the Confidentiality, Non-Competition/Non-solicitation and Intellectual Property clause, as described in Section 4 of Appendix "A" attached hereto.

In addition to the terms and conditions specified above, the other terms and conditions of your employment shall be in accordance with the procedures of the Company from time to time, as specified in Appendix "A" attached hereto.

Please carefully read the Special Agreement and the appendixes annexed thereto and sign the declaration at the foot of Appendix "A" attached hereto.

In light of Notice Of Employment Law (Employment Terms), 5762-2002 and the regulations thereof, attached as Annex "B" is a Notice Of Employment Terms of the Employee.

The Management of the Company is pleased to have you join the Company staff, wishes you success in your position and hopes to see you absorbed and integrated into its team of employees.

Yours faithfully and wishing you success,

Name:	Nurit Doron

Position:	VP Human Resources

Address:	2 Hamaskit St., Herzlia

I have carefully read this agreement and its appendixes thereto, I have understood the contents thereof and I agree to the terms and conditions included therein and undertake to perform all the obligations therein.

Signature:	______________________________

Employee's name:	______________________________

Identity number:	______________________________

Identity number:	______________________________

Address:	______________________________

Date:	______________________________

APPENDIX "A" TO PERSONAL AND SPECIAL EMPLOYMENT AGREEMENT

1. General

1.1
This agreement constitutes an integral part of the personal and special employment agreement dated August 18th 2005 between Yaniv Arieli (the “Employee”) and Ceva DSP Ltd. (the “Company”) (the “Special Agreement"), and wherever reference is made to this “Agreement”, the meaning is this agreement and the Special Agreement.

1.2
Unless otherwise provided in this Agreement, the provisions of any collective agreement (“Heskem Kibutsi”), collective arrangement (“Hesder Kibutsi”) or other custom of any kind shall not apply, unless otherwise determined by applicable law.

1.3
The Employee warrants, confirms and undertakes that he is entitled to enter into this Agreement and to assume all the obligations pursuant hereto, that there is no contractual or other impediment to his entering into this Agreement.

1.4
The Employee hereby warrants that he has no medical or other problems which might prevent him from performing his obligations to work for the Company. The Employee shall notify the Company of any change in his state of health.

2. Position and Duties

2.1
During the employment period with the Company, the Employee shall honestly, diligently, skillfully and faithfully serve the Company. The Employee undertakes to devote all his working time, efforts and the best of his qualifications and skill to promoting the business and affairs of the Company, to comply with the policy and working arrangements of the Company, to loyally and fully comply with the decisions of the Company, its management and his supervisors.

2.2
The Employee shall not, without the prior written authorization of the Company, directly or indirectly undertake any other employment, whether as an employee of another employer or independently as an agent or consultant or in any other manner (whether for compensation or otherwise), and shall not assume any position or render services in any of the above-stated manners to any other entity.

2.3
The Employee undertakes to notify the Company immediately and without delay of any matter or subject in respect of which he has a personal interest and/or which might create a conflict of interests with his position in the Company.

3. Employment Period and Termination Thereof

3.1
During the Notice Period as described in Section 2 of the Special Agreement, the Employee shall continue to render services to the Company until the termination of the Notice Period. Nevertheless, the Company shall have the right not to take advantage of the full Notice Period and may even terminate the employment at any time during the Notice Period. In the event of such termination, the Company shall pay the Employee his Salary and Overtime Pay for the remainder of the Notice Period.

For the avoidance of any doubt, it is hereby expressed that the Company reserves this right in both the event the notice of termination of employment was delivered by it or in the event that it was delivered by the Employee, and the latter case shall not constitute a dismissal of employment by the Company

3.2
Notwithstanding the foregoing, the Company may terminate the employment without the delivery of a prior written notice, in the event that The employee is not eligible to severance pay under the provisions of the Severance Pay Law and/or is in breach of his fiduciary duty, including but not limited to a commission of a felonious crime connected with his employment and/or he is in breach of his undertakings according to Section 3.4 henceforth and/or he is in breach of his obligations re confidentiality, non-competition and intellectual property, as defined in Section 4 henceforth.

3.3
In the event that the Employee terminated his employment with the Company, for any reason, without the delivery of a prior written notice, the Company is entitled to deduct from any debt which it owes the Employee an amount equal to the salary that would have been due to the Employee for the Notice Period during which he should have worked pursuant hereto, had he worked.

3.4	The Employee undertakes that immediately upon the termination of his employment with the Company, for any reason, he shall act as follows:

3.4.1
he shall deliver and/or return to the Company all the documents, diskettes or other magnetic media, letters, notes, reports and other papers in his possession and relating to his employment with the Company, as well as any equipment and/or other property belonging to the Company which was placed at his disposal;

3.4.2	he shall delete any information relating to the Company or its business from his personal computer, if any;

3.4.3
he shall coordinate his resignation with his supervisors, including the orderly handing over of his position according to the timetable determined by his supervisors, and he shall hand over in an orderly fashion and in accordance with the Company procedures his position, the documents and all the other matters dealt with by him to whomever the Company instructs, and all to the satisfaction of the Company.

4.	Confidentiality, Non-Competition/Non-solicitation and Intellectual Property

The Employee warrants and undertakes that for as long as he is employed by the Company, and upon termination of employment thereafter, for any reason, he shall maintain in complete confidence any matters that relate to the Company, its affairs and/or business, including regarding the terms and conditions of his employment pursuant to this Agreement, and that he shall not harm its goodwill or reputation, and he agrees to the provisions of the confidentiality, non-competition and intellectual property clause as specified below.

The Employee's obligations pursuant to this Section derive from his status and his position in the Company, along with all matters connected therewith, and the terms and conditions of the Employee's employment pursuant to this Agreement, including his total compensation, have been determined in part, inter alia, in consideration of this undertaking and constitute sufficient consideration for his obligations hereunder.

4.1	Confidentiality

4.1.1
The Employee undertakes to keep the secrets of the Company, including its affiliates, subsidiaries, successors, related corporation and parent company, Ceva DSP Inc. and its subsidiaries, now or hereafter existing (for the purpose of this Section 4.1 and 4.2 and 4.4 the “Company”), during the term of his employment with the Company and after the termination of such employment, for any reason.

4.1.2
Without derogating from the generality of the foregoing, the Employee hereby agrees that he shall not, directly or indirectly, disclose or transfer to any person or entity, at any time, either during or subsequent to the employment period, any trade secrets or other confidential information, whether patentable or not, of the Company, including but not limited to, any (i) processes, formulas, trade secrets, innovations, inventions, discoveries, improvements, research or development and test results, survey, specifications, data and know-how; (ii) marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, product plans and pricing; (iii) personnel information, including organizational structure, salary, and qualifications of employees; (iv) customer and supplier information, including identities, product sales and purchase history or forecasts and agreements; and (v) any other information which is not known to the public (collectively, “Confidential Information”), of which the Employee is or becomes informed or aware during the employment period, whether or not developed by the Employee.

4.1.3
The Employee undertakes not to give and/or transfer, directly or indirectly, to any person or entity, any material and/or raw material and/or product and/or part of a product and/or model and/or document and/or diskette and/or other information storage media and/or photocopied and/or printed and/or duplicated object containing any or all of the Confidential Information.

4.1.4
The Employee undertakes not to make any use, including duplication, production, sale, transfer, imitation and distribution, of all or any of the Confidential Information, without the prior written consent of the Company.

4.1.5
In the event the Employee is in breach of any of his above obligations, he shall be liable to compensate the Company in respect of all damages and/or expenses incurred by the Company as a result of such breach, including trial costs and legal fees and statutory VAT, and such being without derogating from any other relief and/or remedy available to the Company by virtue of any law.

4.2	Non-Competition/ Non-Solicitation

4.2.1
The Employee undertakes that during the period of his employment with the Company and for a period of twelve (12) months from the termination of his employment therewith, for any reason, he shall not, anywhere in the world, do business as an employee, independent contractor, consultant or otherwise, and shall not directly or indirectly participate in or accept any position, proposal or job offer that may directly or indirectly compete with or harm the Company, or in the field in which the Company engages, is engaged or is about to engage (the “Competitive Occupation").

4.2.2
Without derogating from the generality of the foregoing, the Employee undertakes not to maintain any business relations of any type whatsoever, including a proposal to conduct business relations, directly or indirectly, with any of the Company's customers and/or suppliers and/or agents, including customers and/or suppliers and/or agents with whom the Company conducted negotiations towards an agreement at the time of the termination of his employment with the Company or prior thereto. In addition, the Employee undertakes not to approach and/or solicit and/or recruit any employee of the Company to leave the Company for a period of eighteen (18) months from the date of the termination of the employment relationship.

4.2.3
The foregoing shall apply irrespective of whether the Competitive Occupation is carried out by the Employee alone or in cooperation with others and shall apply to the participation of the Employee in a Competitive Occupation, whether as a controlling shareholder or as an interested party.

4.2.4
For the avoidance of any doubt, the Employee hereby declares that his obligations and declarations according to this Section 4.2 do not limit his occupation with any other entity whatsoever, and they are solely intended to safeguard the legitimate interests of the Company in light of his position in the Company, and in light of the Confidential Information to which he has been and/or will be exposed during the course of his employment.

4.3	Intellectual Property, Copyright and Patents

4.3.1
The Employee hereby assigns to the Company, all of the Employee’s rights, title and interest in and to all inventions, trade secrets, professional secrets, innovations, copyrightable works, Confidential Information, discoveries, processes, designs, works of authorship, and other intellectual property and all improvements on existing inventions, discoveries, processes, designs, works and other intellectual property made or discovered by the Employee or any person subordinate to him during the term of employment or as a result of such employment with the Company, for no additional consideration provided that he shall not be required to bear any expenses as a result of such assignment. The Company and its successors shall be entitled to protect any invention and/or patent and/or trade secret and/or professional secret and/or innovation as aforesaid by way of registration and/or in any other manner, in Israel or anywhere else.

4.3.2
The Employee undertakes that upon the demand of the Company, including after the termination of his employment for any reason, he shall sign, execute and deliver to the Company such documents as the Company may request to confirm the assignment of the Employee’s rights herein, and if requested by the Company, shall assist the Company, and shall execute any necessary documents, at the Company’s expense, in applying for and prosecuting any patents, trademarks, trade secrets or copyright registration which may be available in respect thereof in accordance with the laws of the State of Israel or any other foreign country.

4.3.3
The Employee undertakes to deliver to the Company, written notice of any invention and/or patent and/or commercial secret and/or innovation invented by him and/or employees of the Company and/or its successors who are subordinate to him, immediately upon the discovery thereof.

4.3.4
The Employee's obligations pursuant to this Section shall survive the termination of his employment with the Company and/or its successors and assigns with respect to inventions conceived by him during the term of his employment or as a result of his employment with the Company.

4.4
Employee acknowledges that the restricted period of time and geographical area specified hereunder are reasonable, in view of the nature of the business in which the Company is engaged, the Employee’s knowledge of the Company’s business and the compensation he receives. Notwithstanding anything contained herein to the contrary, if the period of time or the geographical area specified herein should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding. The Employee acknowledges that the compensation and benefits granted to him by the Company under this Agreement were determined, inter alia, in consideration for his obligations under this Section 4.

5.   General

5.1
The Employee shall bear all the taxes deriving from the rights and benefits received by him pursuant hereto. It is hereby expressed that all the amounts specified in this contract are gross and statutory tax shall be deducted from them.

5.2
All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by fax, or mailed first-class, postage prepaid, by registered or certified mail, to the addresses and fax numbers set forth in this Agreement (or to such other address and fax numbers as either party shall designate by notice in writing to the other in accordance herewith). Notices sent by fax shall be deemed to have been given upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt, notices sent by mail shall be deemed to have been given ninety-six (96) hours after delivery.

The addresses of the parties hereto are as specified in the Special Agreement.

5.3	This Agreement is the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior understandings, agreements and discussions between them, oral or written.

I have carefully read this agreement and its appendices thereto, I have understood the contents, the terms and conditions included therein and undertake to perform all the thereof and I agree to the obligations therein.

Signature:	________________________________
Employee’s name:	________________________________
Identity number:	________________________________
Date:	________________________________